Exhibit 8.1

[Letterhead of Hogan & Hartson LLP]

June 13, 2007

Trex Company, Inc.

160 Exeter Drive

Winchester, Virginia 22603-8605

Ladies and Gentlemen:

We are acting as counsel to Trex Company, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the offering of one or more series of securities of the Company with an aggregate public offering price of up to $100,000,000 as set forth in the prospectus dated June 6, 2007 (the “Prospectus”) and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion is delivered in connection with the proposed public offering by the Company of up to $97,500,000 in aggregate original principal amount of the Company’s 6.00% Convertible Senior Subordinated Notes due 2012 (the “Notes”) and shares of common stock, par value $0.01 per share, of the Company that may be issued by the Company upon conversion of the Notes, as described in a supplement to the Prospectus dated June 13, 2007 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. §229.601(b)(8), in connection with the Registration Statement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings set forth in the Prospectus Supplement.

This opinion letter is based as to matters of law solely on the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, “federal income tax laws”). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including (but not limited to) the following: (i) an executed copy of the Registration Statement; (ii) the Prospectus; (iii) the Prospectus Supplement; (iv) the form of global certificate representing the Notes; (v) the form of Indenture relating to the Notes to be entered into by the Company and The Bank of New York, as trustee (the “Trustee”); and (vi) the form of Supplemental Indenture relating to the Indenture to be entered into by the Company and the Trustee.

In our review, we have assumed that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Prospectus Supplement. We consequently have relied upon representations and information presented in such documents.

We are of the opinion that, based upon and subject to the foregoing, the discussion set forth in the Prospectus Supplement under the heading “Certain U.S. federal income tax considerations,” to the extent that such information constitutes matters of law or legal conclusions, is correct in all material respects as of the date hereof.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Current Report on Form 8-K filed by the Company on the date hereof. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson LLP

HOGAN & HARTSON LLP

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